FORM 4

[ ]     CHECK THIS BOX IF NO LONGER
        SUBJECT TO SECTION 16. FORM 4
        OR FORM 5 OBLIGATIONS MAY
        CONTINUE.  SEE INSTRUCTION 1(B).

                  U.S. SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.      Name and Address of Reporting Person*
        Last:   Buchsbaum          Street:  c/o Signature Eyewear, Inc.,
        First:  Maurice                     498 North Oak Street
        Middle:                    City:    Inglewood
                                   State:   California 90301

2.      Issuer Name and Ticker or Trading Symbol:
        Signature Eyewear, Inc. (NASD: "SEYE")

3.      IRS or Social Security Number of Reporting Person (Voluntary):

4.      Statement for Month/Year: September 1999

5.      If Amendment, Date of Original (Month/Year):

6.      Relationship of Reporting Person to Issuer (Check all applicable):
        [X]      Director
        [ ]      10% Owner
        [ ]      Officer (give title below):
        [ ]      Other (specify below):


                 -------------------------------------------------

7.      Individual or Joint/Group Filing (Check applicable line)
        [X] Form filed by one Reporting Person
        [ ] Form filed by more than one Reporting Person

                                    TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security    2. Trans-    3. Transaction    4. Securities Acquired(A)    5. Amount of    6. Ownership    7. Nature of
   (Instr. 3)              action       Code              or Disposed of (D)           Securities      Form;           Indirect
                           Date         (Instr. 8)        (Instr. 3, 4 and 5)          Beneficially    Direct (D)      Beneficial
                           (Month/                                                     Owned at End    or Indirect     Ownership
                           Day/         Code    V         Amt.  (A) or  Price          of Month        (I)
                           Year)                                (D)                                                    (Instr. 4)
                                                                                       (Instr. 3       (Instr. 4)
                                                                                        and 4)

     Common Stock        9/17/99        P                 600    A       $3.75                         D
     Common Stock        9/17/99        P                 400    A       $4.00                         D
     Common Stock                                                                      3,000           D


If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities
beneficially owned directly or indirectly.                           (Over)

                             (Print or Type Responses)

                         TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.Title     2.Conver-   3.Trans-   4.Trans-    5.No. of   6.Date Exer-  7.Title and   8.Price   9.No. of  10.Owner-   11.Nature
  of          sion or     action     action      Deriv-     cisable       Amt. of       of        Deriv-     ship        of In-
  Deri-       Exercise    Date       Code        ative      and Ex-       Underly-      Deri-     ative      Form        direct
  vative      Price of    (Month/    (Instr.8)   Securi-    piration      ing Secur-    vative    Securi-   of Deri-    Benefi-
  Security    Deriva-     Day/                   ties Ac-   Date (Month/  ities         Security  ties      vative      cial
  (Instr.3)   tive        Year)                  quired     Day/Year)     (Instr.3      (Instr.5) Benefi-   Security:   Owner-
              Security                           (A) or                   and 4)                  cially    Direct(D)   ship
                                                 Disposed                                         Owned     or Indi-    (Instr.
                                                 of (D)                                           at End    rect(I)     4)
                                                 (Instr.3,                                        of Mth.   (Instr.4)
                                                 4, and 5)                                       (Instr.4)

                                    Code   V     (A)   (D)  Date  Expira- Title  Amt or
                                                            Exer- tion           No. of
                                                            cis-  Date           Shares
                                                            able



Explanation of Responses:


     **Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Maurice Buchsbaum                                       9/20/99
------------------------------                          --------------
**Signature of Reporting Person                              Date


     Note: File three copies of this Form, one of which must be manually signed.
If space provided is insufficient, SEE Instruction 6 for procedure.

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